Exhibit 10.11

Dated the 18th day of July 2024

CHINA GLOBAL LINES LIMITED

AND

FORTUNA INVESTMENT HOLDING LIMITED

FINANCIAL CONSULTING AGREEMENT

Strictly Private & Confidential

China Global Lines Limited

Unit 1805, 18/F,

Ever Gain Plaza Tower 1,

88 Container Port Rd,

Kwai Chung

Attention to: Board of Directors

Dear Sirs,

RE: Appointment of Fortuna Investment Holding Limited (“Fortuna”), a member of Minerva Group Holding Limited ( together as the “Minerva Group”, Stock Code: 397), as the Financial Consultant to the proposed holding company (the “Company”), a member of China Global Lines Limited, its subsidiaries and affiliates (together as the “CGL Group”) in relation to Proposed Listing of the Company’s Common Stock on Nasdaq (the “Listing” or “Subject Matter”).

References are made to the recent discussions in relation to the Listing. Fortuna writes to set out the following terms of its appointment as the Financial Consultant to the CGL Group in connection to the Listing, as detailed in this letter of engagement (the “Engagement”).

It is currently envisaged that funds will be raised through a new issue of shares and/or existing shares of the Company comprising a placing and/or a public offer principally in the United States (the “Shares Offer”), subject to the compliance with applicable laws and regulations in the jurisdictions where the shares are offered under the Share Offer.

The terms of reference of our appointment are set out below:

1.	Scope of Services

Fortuna’s main responsibilities shall include:

(i)	Introduce a PCAOB-registered auditor to CGL Group;

(ii)	Coordinate the engagement of the PCAOB-registered auditor;

(iii)	Liaise and communicate between CGL Group and PCAOB-registered auditor in preparation of financial reporting for the purpose of registration statement filing;

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(iv)	Introduce other relevant professional parties, including legal advisors, financial printers, appraisers and industry consultants for the purpose of Listing;

(v)	Advise CGL Group in preparing a registration statement on Form F-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) and an application for the Listing, pursuant to the Securities Act of 1933, as amended; and

(vi)	Upon CGL Group’s request, Fortuna shall introduce prospective pre-IPO investor(s) to CGL Group, which may include investor(s) seeking to participate through equity investments, debt instruments, convertible securities, or other mutually agreed forms. Fortuna shall further assist CGL Group in arranging meeting(s), negotiating and executing investment agreements with such pre-IPO investor(s).

Upon entering this Engagement, CGL Group is committed to remunerate Fortuna as set forth in Section 3.

2.	Undertakings of CGL Group

CGL Group agrees that it shall forthwith disclose to Fortuna all matters, for the exclusive purposes of fulfilling the engagement, whether of a financial nature or otherwise and whether relating to itself or any third party which are or may be material to CGL Group, which it is aware or which comes to its attention and which it is not prohibited by law from so disclosing. CGL Group hereby acknowledges that Fortuna will rely on any information disclosed to it in carrying out its obligations under this proposal.

CGL Group is committed to assist Fortuna in complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist transaction. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

3.	Fees

A.	Consulting Fee: For the financial consulting services described in Clause 1 above, CGL Group shall pay Fortuna an consulting fee of US$268,000 and CGL Group shall reimburse all reasonable out-of-pocket expenses additionally, if any, incurred by Fortuna relating to its appointment.

B.	Payment Schedule:

(i)	US$53,600 shall be payable by CGL Group to Fortuna after signing of this letter of engagement and upon CGL Group’s engagement of a PCAOB-registered auditor;

(ii)	The remaining US$214,400 shall be payable by CGL Group to Fortuna upon the Listing.

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(iii)	If CGL Group requests that Fortuna introduce pre-IPO investor(s) who subsequently proceeds to enter into an agreement in related to investing, lending or injecting funding into CGL Group by way of equity, debt or convertible instruments, CGL Group shall pay, and Fortuna shall be entitled to receive, an additional 10% commission of the total investment capital commitment amount provided by such pre-IPO investor(s) to CGL Group upon Company receiving such investment.

C.	Other Fees and Expenses: CGL Group understands that there will be other professional and legal advisory fees and expenses related to the Listing, such as filing and transfer agent charges. CGL Group further understands that Fortuna may incur reasonable out-of-pocket expenses (e.g., travel, photocopying, telephone, fax) in connection with its services, provided that with the prior approval from any representative of CGL Group.

D.	Service Period: The financial consulting services provided by Fortuna in relation to the subject matter shall commence on the date of this Engagement Letter and expire on July 17, 2025 (the “Service Period”). If the subject matter is not completed by the end of the Service Period, Fortuna shall have the right to discuss with CGL Group an extension of the Service Period and negotiate any additional financial consulting fees to be agreed by both parties in writing. The expiry of this Engagement Letter shall not affect CGL Group’s obligation to remunerate Fortuna set forth in Section 3 if CGL Group proceeds with the Listing.

E.	The payment shall be paid by CGL Group to Fortuna to the following bank account or any other designated account of Minerva Group as instructed by Fortuna:

Bank Name: Hang Seng Bank Limited

Bank address: 83 Des Voeux Road Central, Central and Western District

Bank code: 024 (for local interbank transfer)

Account name: Minerva Group Holding Limited

Bank account: 239-480148-883

SWIFT code: HASEHKHH

4.	Termination

This engagement may be terminated by either party upon 30 days’ prior written notice to the other party. For any parties introduced or referred by Fortuna that CGL Group accepts and engages as set forth in Section 3, in the event of termination, CGL Group shall be liable to settle Fortuna all outstanding fees and expenses incurred in accordance with the payment terms outlined in Section 3.

If the subject matter contemplated herein is unduly delayed due to the default of CGL Group, or if the scope of Fortuna’s work is significantly altered or expanded without Fortuna’s default, Fortuna reserves the right to charge CGL Group additional compensation, subject to prior notice to CGL Group. Fortuna reserves the right at any time and without any liability or continuing obligations to CGL Group to terminate this letter of agreement forthwith in the event that CGL Group commits a material breach of the terms of this letter of agreement or Fortuna comes to notice a material factor which will in its opinion make it inadvisable to proceed with its engagement as the financial consultant to CGL Group. For the avoidance of doubts, Fortuna shall not be responsible for providing any financial advice under Securities and Futures Ordinance in Hong Kong, legal, regulatory, due diligence, accountancy or other specialist or technical advice or services related to the aforementioned services.

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Payments owed to Fortuna pursuant to this Engagement that are not remitted within 30 days after the applicable invoice date shall be subject to a late payment charge of 12% per annum from the invoice date until the date such payment is made.

5.	Indemnity

CGL Group agrees with Fortuna to fully indemnify Fortuna on demand and to hold harmless the directors, officers, agents and employees of Fortuna and its affiliates, associated companies and all members of the Fortuna of companies (any and all of which or whom is referred to as an “Indemnified Person”) from and against any and all losses, claims, costs, damages, actions, proceedings, demands, liabilities and expenses whatsoever, joint or several (collectively “claims”), which any such Indemnified Person may suffer or incur in any jurisdiction whatsoever and which relate to or arise from, directly or indirectly, Fortuna’s engagement hereunder and/or the provision by Fortuna of their services except for gross negligence and malice on part of Fortuna and/or Qualified person. The foregoing indemnities shall be in addition to any rights that Fortuna or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect regardless of whether Fortuna’s engagement thereunder is terminated.

Fortuna shall not be liable to CGL Group, or to any other person claiming through CGL Group, for any claim, loss, damage, liability, or expense suffered by CGL Group or any such other person arising out of or related to Fortuna’s engagement. CGL Group agrees to indemnify and hold harmless Fortuna and its officers, directors, shareholders, employees, affiliates, agents and each person who controls Fortuna (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Subject Matter or Fortuna’s engagement under this Agreement.

6.	Undertakings

A.	Fortuna shall be entitled, if necessary, to carry out such due diligence and investigations into CGL Group, its subsidiaries and associated companies and their respective directors, employees and associates for the exclusive purpose of fulfilling the engagement and CGL Group will promptly provide us with such documents and information as Fortuna may request and provide every assistance to enable us to carry out such due diligence and investigations and to procure that CGL Group’s directors and employees also provide such assistance.

B.	All information to be supplied by CGL Group or any of its directors or employees to Fortuna for the purpose of performing the services and acting as the financial consultant to CGL Group, and without limitation to the generality of the foregoing, will be true and accurate in all respects. All statements, expressions of opinion or intention, and all forecasts and estimates will be made or prepared after due and proper consideration, will be fair and reasonable and will represent expectations honestly held based on facts known to CGL Group or its directors or employees.

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C.	Both parties have undertaken to notify the other in the event of any material change to the information provided throughout our engagement within a reasonable time.

7.	Confidentiality

Fortuna shall have the right to use any and all non-public information concerning CGL Group which is provided to Fortuna in the course of performing its services under this Agreement. Such information shall be treated confidentially by Fortuna, except where disclosure is required by law or regulation or professional parties for the purpose of the Listing. Fortuna’s confidentiality obligations under this Agreement shall expire upon the public disclosure of the relevant information by CGL Group. Fortuna shall have no liability for any disclosure made in accordance with this provision. The CGL Group shall not refer to Fortuna or Minerva Group in any context without Fortuna’s prior written consent, and Fortuna reserves the right to charge an additional fee for any such usage.

8.	Entire Agreement

This letter represents the entire agreement and understanding between CGL Group and us and there are no other agreements between us neither written nor oral other than that set out in this letter.

9.	Severability

Any provision of this agreement which is prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this agreement shall be a valid and binding agreement enforceable in accordance with its terms.

10.	Governing Law

This letter of agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

11.	Third Party Rights

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement.

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If the above terms of our engagement meet with the approval of the Company, Fortuna would be much obliged for the Company’s confirmation by signing the enclosed copy of this letter and returning the same to us.

Yours faithfully,
For and on behalf of
Fortuna Investment Holding Limited

Li Wing Cheong
Director

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The undersigned agrees to the exclusive appointment of Fortuna Investment Holding Limited on the terms and conditions set out herein and acknowledges having received a copy of this letter.

For and on behalf of
China Global Lines Limited

By:
Authorized Siganture

LEE FOOK CHUEN BYRON
Printed Name

MANAGING DIRECTOR
Title

18 JUL 2024
Date

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